Exhibit 4.1

EXECUTION VERSION

COGENTRIX ENERGY, INC.

and

WACHOVIA BANK, N.A.

(formerly First Union National Bank)

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 30, 2004

Supplementing that certain

INDENTURE

Dated as of October 20, 1998

As supplemented by the First Supplemental Indenture,

dated as of October 20, 1998

(as amended as of November 25, 1998)

Second Supplemental Indenture, dated as of March 30, 2004 (the “Second Supplemental Indenture”), between Cogentrix Energy, Inc., a corporation duly organized and existing under the laws of the State of North Carolina (the “Company”), and Wachovia Bank, N.A. (formerly First Union National Bank), a National Banking Association, as Trustee (the “Trustee”), supplementing that certain Indenture, dated as of October 20, 1998, between the Company and the Trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of October 20, 1998 (as amended as of November 25, 1998, the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

RECITALS

WHEREAS, on March 17, 2004, the Company commenced a waiver solicitation (as amended and modified by the Company from time to time, the “Waiver Solicitation”) soliciting waivers of any and all defaults or events of default that have arisen or may arise prior to September 12, 2004 under or relating to the “Reports by Company” provision (Section 7.04) of the Indenture, on the terms and subject to the conditions set forth in that certain Waiver Solicitation Statement, dated March 17, 2004 (the “Initial Waiver Solicitation Statement”);

WHEREAS, on March 25, 2004, the Company amended and modified the terms and conditions of the Waiver Solicitation pursuant to a supplement to the Waiver Solicitation Statement, dated March 25, 2004 (the “Waiver Supplement” and, together with the Initial Waiver Solicitation Statement, the “Waiver Solicitation Statement”);

WHEREAS, pursuant to the Waiver Solicitation Statement, the Company agreed to execute a supplemental indenture to the Indenture pursuant to which the Company would agree to add an additional covenant and provide certain financial information if Requisite Waivers (as defined in the Waiver Solicitation Statement) have been received at the expiration of the Solicitation Period (as defined in the Waiver Solicitation Statement);

WHEREAS, in response to the Waiver Solicitation, the Company has received Requisite Waivers;

WHEREAS, Section 10.01 of the Base Indenture permits the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, to enter into one or more indentures supplemental to the Indenture, without the consent of any Holders, to add to the covenants of the Company, for the benefit of the Holders, and to cure any ambiguity in the Indenture;

WHEREAS, the board of directors of the Company has authorized the execution and delivery of this Second Supplemental Indenture;

WHEREAS, the Company and the Trustee desire to enter into this Second Supplemental Indenture; and

WHEREAS, all other conditions precedent and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid agreement, in accordance with its terms, have been performed and fulfilled.

NOW THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of the respective Holders from time to time of the Debt Securities as follows:

ARTICLE I. CAPITALIZED TERMS

Section 1.1 Capitalized Terms.

Capitalized terms defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE II. AMENDMENTS

Section 2.1. Amendments to the Indenture.

Pursuant to Section 10.01 of the Indenture, the Indenture is hereby amended as follows:

(a) the heading relating to Section 7.04, “Reports by Company”, is hereby deleted and replaced with the heading “Reports and Other Information by Company”;

(b) the text “; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which may be required pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended” which appears in clause (1) of Section 7.04 of the Base Indenture is hereby deleted and replaced with the following text:

“. Notwithstanding that the Company may not be subject to the requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Company will nevertheless file with the Trustee and the Commission the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (or copies of such portions of any of the foregoing as the Commission may from time to time proscribe by rules and regulations), unless the Commission will not accept such a filing”

(c) the word “and” which appears as the last word of clause (2) of Section 7.04 of the Base Indenture is hereby deleted;

(d) the period which appears at the end of clause (3) of Section 7.04 of the Base Indenture is hereby deleted and replaced with a semicolon;

(e) a new clause (4) is hereby added after clause (3) of Section 7.04 of the Base Indenture as follows:

“(4) publish on its public website (“www.cogentrix.com” or any successor website thereto) within (i) 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (in respect of the calculations relating to the first three fiscal quarters), and (ii) 105 days after the end of each fiscal year of the Company (in respect of the calculation relating to the fourth fiscal quarter), (x) a parent company only schedule of the computation of the Company’s Cash Flow Coverage Ratio and (y) a parent company only schedule of the computation of the Company’s Leverage Ratio, in each case for the applicable fiscal quarter; provided, however, that the Company shall be obligated to publish the aforementioned schedules on its website only for so long as the Company is obligated pursuant to the Credit Agreement, dated as of February 26, 2004, among the Company, Cogentrix Delaware Holdings, Inc., the syndicate of lenders named therein, BNP Paribas as issuer of letters of credit, as Collateral Agent and as Administrative Agent and the Arrangers, Bookrunners, Co-Syndication Agents and Documentation Agent named therein, as amended from time to time (for purposes of this Section 7.04(4), the “Credit Agreement”), to demonstrate compliance with the Cash Flow Coverage Ratio covenant and the Leverage Ratio covenant under the Credit Agreement. “Cash Flow Coverage Ratio” and “Leverage Ratio” have the meanings set forth in the Credit Agreement; and”; and

(f) a new clause (5) is hereby added after the new clause (4) of Section 7.04 of the Base Indenture added pursuant to Section 2.1(e) of this Second Supplemental Indenture as follows:

“(5) file with the Trustee and transmit to all Holders of Debt Securities, on or before September 12, 2004, an annual report on Form 10-K for the year ended December 31, 2003, and quarterly reports on Form 10-Q for the quarters ending March 31, 2004 and June 30, 2004. Such information shall be transmitted to all Holders of Debt Securities, as the names and addresses of such Holders appear in the Security Register.”

ARTICLE III. MISCELLANEOUS

Section 3.1. Reference to and Effect on the Indenture.

This Second Supplemental Indenture shall be construed as supplemental to the Indenture and all of the terms and conditions of this Second Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Except as set forth herein, the Indenture heretofore executed and delivered is hereby (i) incorporated by reference in this Second Supplemental Indenture and (ii) ratified, approved and confirmed. On and after the date of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall refer to the Indenture as supplemented by this Second Supplemental Indenture unless the context otherwise requires.

Section 3.2. Second Supplemental Indenture May be Executed in Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be an original; but such counterparts together shall constitute but one and the same instrument.

Section 3.3. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.4. Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE AND TO BE PERFORMED ENTIRELY IN THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SAID STATE.

Section 3.5. Conflicts.

To the extent of any inconsistency between the terms of the Indenture and this Second Supplemental Indenture, the terms of this Second Supplemental Indenture will control.

Section 3.6. Entire Agreement.

This Second Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

COGENTRIX ENERGY, INC.

By:	/s/ Larry M. Kellerman
Name: Larry M. Kellerman
Title: Co-President and Chief Operating Officer

Attest:

/s/ Lori M. Toole
Name: Lori M. Toole
Title: Assistant Secretary

WACHOVIA BANK, N.A. (formerly First Union National Bank), as Trustee

By:	/s/ James Long
Name: James Long
Title: Assistant Vice President